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                                                                    Exhibit 10.1

                                   AGREEMENT
                                   ---------

                                               Shen Bao Qing Yio Zi (86) No. 507

Party A:  Baoan County Foreign Trade Company, Shenzhen
          Concord Electronic Factory, Henggang, Baoan County

Party B:  Concord Camera Enterprises Company Ltd.

Under the prerequisite that the two Parties shall abide by the laws and pertinent regulations of the People's Republic of China, both Parties have, in accordance with the principle of mutual benefit and after full consultation, unanimously reach the following agreement regarding the processing of security systems, and electronic products etc:

1.    Responsibilities of the two Parties

      (1)   Party A's responsibilities:

            (i) Party A's factory shall provide 2,000 square meters of factory plant with roof, ____ square meters of land site without roof, and a production team of 300-500 workers. Within the effective period of the Agreement, Party A's factory shall process and manufacture the above products for Party B. The processed products shall be returned to Party B for reshipment to Hong Kong.

            (ii) Party A's factory shall provide the existing water and electricity equipment for processing and production use. In the event that new water and electricity facilities need to be installed, Party B shall be responsible for the relevant charges pertaining to the purchase price and installation costs of these facilities.

            (iii) To assist Party B to handle the import and export formalities relating to the processing business.

            (iv) To appoint the factory manager, the financial accountant and the warehouse personnel, and to be responsible for the administration and financial management of the factory.

      (2)   Party B's responsibilities:

            (i) To provide at no cost the necessary equipment (see attached detailed list) that are needed for the

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                  processing and manufacturing of the products. The equipment shall be delivered in different batches to Party A's factory, and shall have a value of 8,500,000 Hong Kong Dollars approximately. The ownership of such property shall belong to Party B.

            (ii) To provide at no cost the necessary raw materials, auxiliary materials and packing goods and materials that are needed for the processing and manufacturing purposes. The quantity and specifications of such raw materials, auxiliary materials and packing goods and materials shall be specified in the specific production contract.

            (iii) Should the workers be inefficient and, after being educated show no improvement, Party B shall have the right to propose to Party A to replace such workers, but shall not dismiss the workers at its own accord.

2. Processing Amount

   During the first year, the processing fee charged by Party A for the processing of about 4,000,000 cameras and security systems supplied by Party B, shall be 2,000,000 Hong Kong Dollars approximately. Starting from the second year, the total number of products to be processed each year shall increase over the number of products processed in the previous year. The specific amount and specifications shall be stipulated in the production contract.

3. Processing and Valuation Principles and Processing Fee

   (1) The trial production (training) period shall last for three months. During the trial production period, the workers shall each receive a monthly processing fee provisionally set at 450 Hong Kong Dollars (based on twenty-five and a half working days per month and eight hours per day per worker). If it is necessary for the workers to work overtime, Party B must obtain the consent of Party A. The workers' overtime pay shall be calculated in accordance with the workers' normal pay plus extra compensation.

   (2) After the trial production period is over, the workers shall be paid according to the actual number of products processed. The two Parties shall, in adherence to the principle of mutual benefit, fix the fee in accordance with the type, specification, model and working procedures involved for the product to be processed, and stipulate the amount of fees to be charged in the relevant processing and


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       production contract in respect of each and every lot of goods. The monthly processing fee shall not be less the 550 Hong Kong Dollars per worker on the average in order to ensure the workers will receive a reasonable income. Should the processing fee calculated in the above manner be less than 550 Hong Kong Dollars, Party B shall make up the deficient amount and pay the worker the above amount.

   (3) Party B shall be responsible to pay the relevant charges pertaining to the water and electricity consumed by Party A's factory in the course of production.

   (4) Each month Party B shall pay Party A a fixed processing fee of 10,000 Hong Kong Dollars for the use of the factory plant and the land for production that was provided by Party A. The settlement shall be made through the Bank of China.

   (5) The processing fee payable by Party B shall be paid to Party A through the Bank of China and shall be handled by Party A according to pertinent provisions of the State. Such processing fee must not be paid directly to the workers in Rensinbi.

4. Scrappage Rate

   (1) Within the trial production period, the scrapped products of the factory shall be written off according to the actual amount of scrapped products.

   (2) After the trial production period, both Parties shall determine the factory's scrappage rate of products through negotiation and stipulate such rate in detail in the production contract.

5. Material Supply and Product Delivery Dates

   (1) Party B shall, on a monthly basis, supply sufficient amounts of raw and auxiliary materials and packing goods and materials in accordance with the processing amount stipulated in this Agreement. To ensure that Party A's factory can function in the normal production mode, Party B must, ten days before the commencement of production of each lot of products, deliver the necessary raw and auxiliary materials and packing goods and materials to Party A's factory. Except for force majeure, if at any time Party B has supplied an insufficient amount of materials to Party A, thus causing the number of production days of Party A's factory to be less than 25 days per month, Party B shall pay Party A's workers a living subsidy of 10 Hong Kong Dollars per day per worker, according to the number of workers employed by the factory and the number of days without work.


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          (2)  Party A's factory shall deliver the goods to Party B in accordance with the delivery dates, quality and quantity as agreed between both Parties. If due to reasons other than force majeure, Party A fails to meet the delivery date, quality or quantity, which resulted in Party B suffering an economic loss, Party A shall be responsible to compensate Party B. The amount of compensation may be separately stipulated in the specific production contract.

          (3) The machinery, ventilation and lighting equipment, raw and auxiliary materials, packing goods and materials supplied by Party B shall be shipped by Party B and handed over to Party A at Party A's factory. Party A shall not be responsible for the shortage of, or the re-processing of, processed finished products that have already passed the acceptance test conducted by Party B at Party A's factory which was designated for shipment. Should Party B request for the re-processing of the products, the re-processing expenses shall be borne by Party B.

     6.   Settlement Methods

          The processing fee charged by Party A's factory shall be settled once per month. Payments shall be made by D/P at sight or by cheque, and shall be arranged by Party A's factory and Baoan County Foreign Trade Company, Shenzhen, through the Bank of China, Baoan County Branch, with Party B's bank account at Hongkong Bank, Hong Kong (a/c no.:
          195012836-001). Should Party B fail to make the relevant payments to Party A within 30 days after the due date, Party B shall make an additional interest payment to Party A based on the number of days of delay at the prevailing interest rate charged by Hong Kong banks, which shall be payable together with the original amount due. In the event that Party B fails to make settlements within 30 days, Party A shall have the right to suspend the delivery of goods or adopt any other measures as they see fit.

     7.   Transportation and Insurance

          (1) Party B shall be responsible for all transportation costs and relevant expenses incurred in relation to the machinery, equipment, raw and auxillary materials, packing goods and materials supplied by Party B as well as the products after being processed by Party A's factory.

          (2) Party B shall obtian insurance coverage with the People's Insurance Company of China to cover the transportation of raw and auxiliary materials and packing goods and materials into China, the transportation of the products out of China, as well as the machinery, equipment, raw materials and packing goods and materials that are kept in the factory

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               during the processing period. Party A shall be responsible for the insurance of the labor force, the factory plant and the compensated equipment.

     8.   Exchange of Technology

          After Party B's machinery and equipment have been delivered to Party A's factory, Party B shall dispatch its personnel as soon as possible to carry out installation work with the assistance of Party A's personnel. Starting from the trial production period, Party B shall dispatch technical personnel to provide technical training to the workers of Party A's factory, until such time when the said workers can basically master the production techniques and to carry out normal production. Party B shall be responsible for the salary and wages and all relevant expenses of its technical personnel. Party A shall provide the living facilities and conditions for Party B's technical personnel.

     9.   Term of Agreement

          This Agreement shall enter into effect after receiving relevant approval and upon execution by both Parties, and shall be valid for a term of five years starting from October 28, 1986 to October 28, 1991. Should either Party desire to terminate in advance or extend this Agreement, it shall inform the other Party three months prior to such early termination or extension. Matters relating to the termination or extension of the Agreement shall be handled through mutual consultation, and shall be subject to the approval of the original approving authority. Either Party which by itself terminates the Agreement in advance shall be responsible for the compensation of the economic losses suffered by the other Party. The compensation shall be in the form of _______ month(s)' total processing fee based on the average monthly processing fee during the last six months prior to the termination of the Agreement.

          Upon expiration of the Agreement, the immovable assets (such as factory, living quarters) and the machinery and equipment which Party B has charged a price for shall be owned by Party A. The movable assets supplied by Party B at no cost (such as machinery, vehicles and ventilation equipment) shall be owned by Party B, and shall after verification be deregistered and handled according to the Customs and other pertinent regulations.

     If within two months after this Agreement has entered into effect, either one of the party's fails to perform according to the provisions of the Agreement, then the other party shall have the right to propose the termination of this Agreement. Such termination shall be effective upon the approval of the original approving authority.



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This Agreement shall consist of six original copies with two copies to be held by Party A and one copy to be held by Party B. All copies shall be equally authentic. The Agreement shall also have several duplicate copies.

Party A                  :  Baoan County Foreign Trade Company
                             (corporate seal)
Represented by           :  He Qiyin
Address                  :  Xinhua Hotel, Wenjin Road, Shenzhen
Tel. No.                 :  22358

Party A's Factory        :  Concord Electronic Factory, Henggang
                              (corporate seal)
Represented by           :  Chen Shengxing
Address                  :  No. 118 Industrial Zone, Henggang Qu
Tel. No.                 :  118

Party B                  :  Concord Camera Enterprises Company Ltd.
                              (company chop)
Represented by           :  Morris Benun
Address                  :  1483 Pinewood Street, Rahway, NJ 07065, USA
Tel. No.                 :

                                                 Signed on October 28, 1986


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          Filing Certificate for Joint Ventures, Cooperative Ventures,
             Compensation Trade and Foreign-related Processing and
                        Assembly Agreements (Contracts)

                                                Shen Bao Wai Yin Zi (86) No. 677

Please be informed that the (85) Shen Bao Qing Agreement (Contract) (ref. no.:507) and its attachments (totaling 15 pages) concluded between Concord Electronic Factory, Henggang, and Concord Camera Corporation, Hong Kong, which was submitted to this Office by Concord Electronic Factory, Henggang, was, upon examination, found to be in conformity with the approval requirements stipulated in the Circular, Bao Wai Yin Zi No. 677, issued by this Office (Commission) on November 1, 1986 and accordingly shall be allowed to be filed with this Office. The Agreement (Contract) shall enter into effect on November 1, 1986 for a term of five years.



                                        (seal of issuing unit)

                                        Foreign Economic Relations Office
                                        People's Government of Baoan County

                                        November 1, 1986



Issued to:  Customs, Bank of China, Foreign Trade Bureau

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                     Approval of Project Introduction Notice

                                                Zhen Bao Wai Yin Zi (86) No. 677

      Following the provisions guidelines set forth by the municipal government on the approval of introduction of projects, it is approved the agreement (contract) signed between Concord H.G. Electronic Factory and Concord Camera H.K. Ltd to form a Theft Prevention Apparatus, Cameras and other Electronic Products project using the Work Processing method of management.

                     Shen Zhen Municipal Bao An County External Economics Office

                              (Seal: Bao An County External Economics Committee,
                                                  specialized seal for contract)

                                                                 1 November 1986

                        To: Heng Gang District, Concord H.G. Electronic Factory,
                                                        County Industrial Bureau